Exhibit 10 (A) (17)


                              CHEMFAB CORPORATION

     Amendment No. 3 to Second Amended and Restated 1991 Stock Option Plan
      --------------------------------------------------------------------


Section 5 of the Plan was duly amended by resolutions of the Shareholders and the Board of Directors of the Company, effective as of October 30, 1997, to increase the number of shares of Common Stock authorized for issuance from 1,500,000 to 1,950,000 as follows:

     Section 5 of the Plan is amended in its entirety to read as follows:

     5. Stock Subject to the Plan. The Plan covers 1,950,000 shares of the Stock, subject, however, to the provisions of Section 12 of the Plan. The number of shares of the Stock purchase pursuant to the exercise of Options and the number of shares of the Stock subject to outstanding Options shall be charged against the shares covered by the Plan; but shares of the Stock subject to Options which terminated without being exercised shall not be so charged. Shares of the Stock to be issued upon the exercise of Options may be either authorized but unissued shares or shares held by the Company in its treasury. If any Option expires or terminates for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for Options thereafter to be granted.